Exhibit 99.1

News Release
2 North Riverside Plaza, Suite 1250 • Chicago IL 60606 • 800-458-2235 • www.freightcaramerica.com

MEDIA CONTACT	Christopher Nagel
TELEPHONE	(800) 458-2235
FOR RELEASE	May 13, 2010
FreightCar America, Inc. Forgoes Dividend
Chicago, IL, May 13, 2010 — FreightCar America, Inc. (NASDAQ: RAIL) announced that at its May 12, 2010 meeting, the Company’s Board of Directors decided not to authorize the payment of a cash dividend on its common shares in the second quarter of 2010. The decision reflects the Company’s strategy to preserve cash in order to help maintain its balance sheet strength.
Ed Whalen, President and Chief Executive Officer, said, “FreightCar America has a strong balance sheet and a strong market position. We are committed to taking the necessary steps to maintain both during this difficult market environment. The Board of Directors is sensitive to the importance of paying a dividend to our shareholders, and we will continue to regularly evaluate the payment of a dividend in light of industry and market conditions and potential strategic opportunities.”
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.
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